                                                                    Exhibit 99.1


Contacts
      Caraco Pharma - Jitendra Doshi or Bob Kurkiewicz - P: 313 871-8400 Marcotte Financial Relations - Mike Marcotte - P: 248 656-3873

CARACO PHARMACEUTICAL POSTS
9-MONTH NET SALES $43.7 MILLION (UP 33%), Q3 NET SALES $15.3 MILLION (UP 24%), 9-MONTH NET CASH FROM OPERATIONS $16.9 MILLION,
9-MONTH NON-CASH R&D EXPENSE $18.2 MILLION,
9-MONTH NET INCOME $0.3 MILLION, DILUTED EPS $0.01

          DETROIT, October 20, 2004 -- CARACO PHARMACEUTICAL LABORATORIES, LTD. (AMEX:CPD) posted strong 9-month and third quarter net sales of $43.7 million and $15.3 million, respectively, and generated record net cash from operations of $16.9 million. After 9-month non-cash R&D expense of $18.2 million, net income was $0.3 million, Jitendra N. Doshi, Chief Executive Officer, reported today.

Nine-month 2004 results

          Nine-month 2004 net sales improved 33% to $43.7 million, from $32.9 million during the corresponding period of 2003. The nine-month 2004 gross profit of $26.5 million, up 34%, compared favorably to nine-month 2003 gross profit of $19.8 million. Gross profit as a percentage of net sales improved marginally, to 61% for the nine-months ended September 30, 2004, from 60% in the corresponding period of 2003.

          Mr. Doshi said, "We incurred substantially higher total R&D expense for nine-month 2004 as five products were successfully transferred from Sun Global under the R&D agreement. Total R&D expenses for the period were $22.2 million, of which non-cash R&D expense was $18.2 million. This was considerably higher than $2.0 million and zero, respectively, for the corresponding period in 2003. This resulted in a nominal net income of $0.3 million or $0.01 per diluted share for nine-month 2004, compared to a net income of $11.1 million, or $0.44 per diluted share for nine-month 2003."

          "Net cash generated from operations was $16.9 million for nine-months 2004, up from $ 9.4 million for the corresponding period in 2003. This and a new lower cost loan of $10.0 million from Citibank, helped us to repay long-term loans, fund our expansion activities and augment working capital."


          "During the nine-months 2004, we utilized the available cash to fully repay the ICICI Bank loan of $4.4 million, the EDC loan of $6.4 million, the Bank of Nova Scotia loan of $12.5 million. We also invested $3.0 million in facility upgrades and $ 5.1 million to increase inventories and repaid $3.0 million to Citibank."

          "As a result, the total outstanding debt as of September 30, 2004 has been reduced to $7.0 million, down from $ 27.2 million as of September 30, 2003."

Q3, nine-month - 2004 Results
Page 2
Caraco Pharma

Q3 results

Q3-2004 net sales rose 24% to $15.3 million, from net sales of $12.3 million in the corresponding period in Q3-2003. Gross profit for Q3-2004 was $9.3 million, up 19% over gross profit of $7.8 million for Q3-2003. Net income during Q3-2004 was $1.1 million, or $0.04 per diluted share, compared to net income of $4.5 million, or $0.18 per diluted share in Q3-2003. The lower income during Q3-2004 was primarily due to substantially higher R&D expenses of $7.2 million, of which non-cash R&D expense related to technology transfer was $5.7 million. This was considerably higher than $0.5 million and zero, respectively, for the corresponding period in 2003.

         Mr. Doshi added, "We expect the healthy increase in sales and cash flow from operations during the first nine months of 2004 to continue through for the remainder of the year. Pricing pressures, due to increased competition, have continued during 2004 and are expected to continue in 2005, which may result in lower gross margins. Management has and will continue to work diligently to counter the pricing pressures through increased sales volumes, better-cost absorption of operational overheads, and cost reductions. We are optimistic to achieve the higher of our previously stated guidance of 20 to 25% revenue growth during 2004."

         "We continue to work aggressively to build our pipeline of products for our future growth. We have selected a total of 15 products out of 25 under the products agreement with Sun Global. These are at various stages of development. Of these 15 products, six have passed bio-equivalency studies. We have filed three ANDAs during the nine months of 2004 and to date, four products are pending approval with the FDA. We hope to file three / four additional ANDAs with the FDA during the remainder of 2004."

         Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies.

         Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include: that the information is of a preliminary nature and may be subject to further adjustment; not obtaining FDA approval for new products or delays in receiving FDA approvals; governmental restrictions on the sale of certain products; dependence on key personnel; development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; market and customer acceptance and demand for new pharmaceutical products ; availability of raw materials in a timely manner, at competitive prices, and in required quantities; timing and success of product development and launch; integrity and reliability of the Company's data; lack of success in attaining full compliance with regard to regulatory and cGMP compliance; experiencing difficulty in managing our recent rapid growth and anticipated future growth; dependence on limited customer base; occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit

Q3, nine-month - 2004 Results
Page 3
Caraco Pharma

and net income; dependence on few products generating majority of sales; product liability claims for which the Company may be inadequately insured; subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable, allowances including charge backs, rebates, income taxes, values of assets and inventories and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

                           Financial Statements follow

                    CARACO PHARMACEUTICAL LABORATORIES, LTD.

                       UNAUDITED STATEMENTS OF OPERATIONS

                                                            NINE MONTHS ENDED                            THREE MONTHS ENDED
                                                               SEPTEMBER 30                                  SEPTEMBER 30
                                               ------------------------------------------    --------------------------------------
                                                        2004                   2003                   2004                   2003
                                                        ----                   ----                   ----                   ----
                                                         $                       $                      $                     $
Net sales                                            43,659,631             32,905,662             15,298,678            12,294,125
Cost of Goods Sold                                   17,157,588             13,112,198              6,046,413             4,458,785
Gross Profit                                         26,502,043             19,793,465              9,252,265             7,835,341

Selling, general & administrative                     3,576,514              5,689,566                883,436             2,599,746
expenses
R&D cost to affiliate - non-cash                     18,179,120                      -              5,687,520                     -
R&D cost other                                        4,037,282              2,018,029              1,543,452               491,310

Operating income                                        709,127             12,085,870              1,137,857             4,744,285

Other Income / (expense)
Interest expense                                       (398,672)            (1,041,382)               (81,497)             (223,660)
Interest income                                          34,767                 24,790                 18,142                17,747
Other income / (loss)                                       617                      -                (12,417)                    -

Net other expense                                      (363,288)            (1,016,593)               (75,773)             (205,914)

Net income                                              345,839             11,069,277              1,062,084             4,538,371

Net income per basic common share                          0.01                   0.46                   0.04                  0.19
Net income per basic and diluted common                    0.01                   0.44                   0.04                  0.18
share

Number of:
Basic common share                                   24,583,220             23,977,673             24,583,220            23,977,673

Basic and diluted common shares                      29,318,828             25,317,464             29,318,828            25,317,464

      Schedule of Net Cash Provided By Operating Activities (Unaudited) (1)

                                                                                                      Nine-month period ended
                                                                                                      -----------------------
                                                                                                 09/30/04                  09/30/03
                                                                                                 --------                  --------
                                                                                                     $                       $
Net income                                                                                            345,839            11,069,277

Adjustments to reconcile net income to net cash provided by /
(used) in operating
activities
Depreciation                                                                                          615,917               422,179
Common shares issued in lieu of cash for compensation                                                       0               262,450
Variable compensation expense for stock options                                                             0             1,833,612
Preferred shares issued to affiliate for R&D Cost                                                  18,179,120                     0
Changes in operating assets and liabilities which provided /
(used) cash
            Accounts receivable                                                                     2,815,065              (925,503)
            Inventories                                                                            (5,086,949)           (1,867,348)
            Prepaid expenses and deposits                                                            (706,714)           (1,004,969)
            Accounts payable                                                                        1,108,980              (648,115)
            Accrued expenses and Interest                                                            (385,971)              210,663
Net cash provided by operating activities                                                          16,885,287             9,352,247

(1) This schedule of net cash provided by operating activities is deemed by management to be a meaningful measure of financial performance and liquidity, and provides investors with a measure of cash that may be used for debt service and for other purposes.